EXHIBIT 10.1

TERMINATION AND WAIVER OF RIGHTS UNDER EMPLOYMENT AGREEMENT

This Termination and Waiver of Rights Under Employment Agreement is dated as of June 4, 2004, by and between THE FIRST YEARS, INC., a Massachusetts corporation (the “Company”), and Ronald J. Sidman (the “Employee”). The Company and the Employee are sometimes referred to herein as the “Parties”.

RECITALS

A. Pursuant to an Agreement and Plan of Merger dated as of the date hereof, among RC2 Corporation (the “Purchaser”), RBVD Acquisition Corp. and the Company (the “Merger Agreement”), the Company has agreed to be acquired via merger (the “Merger”) by Purchaser.

B. The Company and the Employee have entered an Employment Agreement, dated September 30, 1999 (the “Employment Agreement”).

C. The Company and the Employee acknowledge that the Employee will be entitled to receive payments pursuant to the Employment Agreement as the result of the Merger. Subject to the consummation of the Merger, the Company and the Employee desire to enter into this Agreement to set forth the payments and other benefits to which the Employee will be entitled from the Company following the Merger.

AGREEMENTS

In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Subject to the consummation of the Merger, the Employee and the Company agree that the Employee shall be entitled to the following in full consideration of the waiver of rights pursuant to this Agreement:

(a) The Employee shall be entitled to a bonus of $1,361,793 (the “Merger Bonus”). The Merger Bonus shall be paid on the date that the Effective Time (as defined in the Merger Agreement) occurs.

(b) The Employee shall be entitled to continue to participate in the following benefits for a period of three years from the Effective Time:

(i) The Company shall pay the annual premium or premiums on:

(A) a life insurance policy or policies, the total face amount of which shall not exceed seven and a half million dollars ($7,500,000); and

(B) a long-term disability insurance policy with the Paul Revere Life Insurance Company or a similar long-term disability insurance policy with any other insurance carrier providing substantially similar benefits.

(ii) The Employee shall be eligible to participate in all savings, retirement, pension, profit-sharing, 401-K, and welfare (including without limitation, group medical, dental, hospitalization, disability, life insurance) plans, and fringe benefit plans, practices, policies and programs (but excluding the medical reimbursement plan for certain officers of the Company) on a basis no less favorable than that of the Employee at the Effective Time (the “Benefits”).

(iii) The Company shall reimburse the Employee for all reasonable expenses, including those for travel and entertainment, incurred by him in the performance of his duties hereunder, in accordance with policies established from time to time by the Board of Directors or the Compensation Committee of the Board of Directors of the Company.

For purposes of the application of all Benefit plans, the Employee shall be treated as if he had remained in the employ of the Company for such three-year period. In the event the Employee is not permitted to participate in any Benefit plan, including without limitation any pension or 401-K plans, the Company will make equivalent payments to the Employee on an after-tax basis equal to the payments which would have been made to such plans.

(c) Notwithstanding the foregoing Paragraph (b), with respect to medical, dental and hospitalization benefits provided to the Employee at the Effective Time (“Medical Benefits”), the Employee will continue to participate in such Medical Benefits until the Employee is eligible for and entitled to coverage under Medicare; provided, however, that to the extent such Medical Benefits cannot be provided to the Employee under the terms of any Plan, the Company shall pay to the Employee, on an after-tax basis, an amount necessary for Employee to acquire substantially equivalent Medical Benefits until the Employee is eligible for and entitled to coverage under Medicare; and provided further that such Medical Benefits shall terminate if the Employee becomes employed by or is otherwise affiliated with another party that provides benefits substantially equivalent to the Medical Benefits;

(d) With respect to each option to purchase common stock of the Company held by the Employee at the Effective Time, all such options shall become immediately exercisable in full, and each option may be exercised by the Employee until the earlier of (A) the three (3) year anniversary date of the Effective Time or (B) the expiration date of such option. Notwithstanding the foregoing, any incentive stock options (“ISO’s”) held by the Employee at the Effective Time may not be exercised more than three (3) months after the Effective Time.

(e) The Company shall also pay to the Employee all reasonable legal fees and expenses incurred by the Employee, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code (the “Code”) to any payment or benefit provided hereunder. Such payments shall be made within ten (10) business days after delivery of the Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as is reasonable.

(f) (i) Anything in this Agreement to the contrary notwithstanding, in the event that any “payments in the nature of compensation” within the meaning of Section 280G of the Code by the Company or the Purchaser to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section (f) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (the excise tax imposed by Section 4999 of the Code, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Employee of all taxes imposed upon the Gross-up Payment, including without limitation, any income taxes, FICA taxes (and any interest and penalties imposed with respect to income taxes or any other taxes) and Excise Tax, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(ii) Subject to the provisions of Section (f)(iii) below, all determinations required to be made under this Section (f), including whether and when a Gross-up Payment is required and the amount of such Gross-up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm representing the Company at such time (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Purchaser, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to herein as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be paid by the Employee and then reimbursed to him by the Company. Any Gross-up Payment, as determined pursuant to this Section (f), shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments-which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section (f)(iii) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred within 15 business days of receipt of notice from the Employee that there has been an Underpayment, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(iii) The Employee shall notify the Company in writing of any assertion by the Internal Revenue Service that, if successful, would require the payment by the Company of such Gross-Up Payment (an “Assertion”). Such notification shall be given as soon as practicable after the Employee is informed in writing of such Assertion, and shall apprise the Company of the nature of such Assertion and the date on which such Assertion is requested to be paid. The Employee shall not pay such Assertion prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Assertion is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such Assertion, the Employee shall:

(A) give the Company any information reasonably requested by the Company relating to such Assertion;

(B) take such action in connection with contesting such Assertion as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Assertion by an attorney selected by the Company and reasonably acceptable to the Employee;

(C) cooperate with the Company in good faith in order effectively to contest such Assertion; and

(D) permit the Company to participate in any proceedings relating to such Assertion; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (f)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Assertion and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the Assertion in any permissible manner; and the Employee agrees to prosecute such contest to a determination before any administrative tribunal in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such Assertion and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of the taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section (f)(iii), the Employee becomes entitled to receive any refund with respect to such Assertion, the Employee shall (subject to the Company’s complying with the requirements of Section (f)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section (f)(iii), a determination is made that the Employee shall not be entitled to any refund with respect to such Assertion, and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

(g) The Company shall pay to the Employee a lump sum amount in cash equal to the sum of the Employee’s base salary through the Effective Time to the extent not theretofore paid, any accrued vacation pay and any other amounts due Employee as of the Effective Time. Such amount will be paid within ten (10) days after the Effective Date.

6. Effective at the time the Employee receives payment (the “Time of Payment”) of the “Merger Bonus,” the Employment Agreement, together with any other agreement between the Company and the Employee entered into prior to this Agreement (other than any stock option agreement relating to any option referred to in Section 1(d)) and the Indemnification Agreement dated February 5, 2004 between the Company and the Employee (collectively, the “Surviving Agreements”), shall be immediately, automatically and without further action on the part of the Company or the Employee, terminated and of no further force or effect.

7. Effective at the Time of Payment, the Employee, immediately, automatically and without further action on the part of the Parties, waives any right to payments under the Employment Agreement and under any other agreement between the Parties entered into prior to the date of this Agreement (other than the Surviving Agreements).

8. Effective at the Time of Payment, and in addition to the waiver of payment by the Employee pursuant to section 7 and not in limitation thereof, the Parties, immediately, automatically and without further action on the part of the Parties, release, acquit and discharge one another from all claims, liabilities and obligations relating to the Employment Agreement and any agreement entered into prior to the date of this Agreement (other than the Surviving Agreements), whether known or unknown, accrued, contingent or otherwise, arising out of any fact, circumstance or event occurring on or prior to the Time of Payment.

9. The Parties acknowledge that the provisions of sections 6, 7 and 8 of this Termination and Waiver of Rights Under Employment Agreement shall become effective if and only if the Employee receives payment of the Merger Bonus. Prior to the Employee’s receipt of payment of the Merger Bonus or in the event the Employee does not receive payment of the Merger Bonus, the Employment Agreement is not terminated hereby, remain in full force and effect and is not otherwise amended or modified hereby. If the Merger Agreement is terminated in accordance with its terms, then this Agreement will terminate at the same time and be of no further force and effect.

10. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, defense or other Assertion, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.

11. (a) This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no succession had taken place.

12. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflict of laws. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board of Directors of the Company, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or take any other action in respect thereto.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company’s headquarters and, in the case of the Employee, to the address on the signature page of this Agreement or, in either case, to such other address as any party shall have subsequently furnished to the other parties in writing. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts due and payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Any party’s failure to insist upon strict compliance with any provision hereof or the failure to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement entered into as of the date hereof between the Company and the Employee contains the entire agreement of the Employee and the Company with respect to the subject matter of the Agreement, and all promises, representations, understandings, arrangements and prior agreements, including without limitation the Employment Agreement but excluding the Surviving Agreements, are merged into, and superseded by, this Agreement.

[Signature Page to follow]

Dated as of the 4th day of June, 2004.

THE FIRST YEARS, INC.
BY: /s/ John R. Beals Its: Chief Financial Officer
/s/ Ronald J. Sidman Ronald J. Sidman, Employee
Employee’s Address: 376 Wheeler Road Marstons Mills, MA 02468

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